Exhibit 21.1

Country	Subsidiary and address
Australia	Guidewire Software Pty Ltd. (Aus)
Level 2, 95 Pitt Street
Sydney NSW 2000

Germany	Guidewire Software GmbH
Zeppelinstrabe 71-73
81669 Munchen

France	Guidewire Software France SAS
19 Boulevard Malesherbes
75008 Paris
FRANCE

United Kingdom	Guidewire Software Ltd. (UK)
4th Floor, 9 Cloak Lane
London
EC4R 2RU U.K.

Japan	Guidewire Software Japan KK
12/F Yurakucho Ekimae
Bldg, 2-7-1
Yurakucho, Chiyoda-ku, Tokyo

Canada	Guidewire Canada Ltd.
5600 Explorer Drive, Suite 202
Mississauga Ontario
Canada L4W 4Y2

New Zealand	Guidewire Software Pty Ltd. (New Zealand Branch)
Level 2, 95 Pitt Street
Sydney NSW 2000

Hong Kong	Guidewire Software Asia Ltd. (HK)
C/- Vistra (Hong Kong) Limited
Suite 5704-5, 57th Floor, Central Plaza
18 Harbour Road, Wanchai, Hong Kong

Ireland	Guidewire Software (Ireland) Ltd.
Ground Floor, Units 1 & 2, Nexus Building
Block 6A, Blanchardstown Corporate Park
Ballycoolin, Dublin 15, Ireland

Italy	Guidewire Software Italy SRL.
Via XX Settembre 3
10121 Turin
Italy

Poland	Guidewire Software Poland Sp. Z o.o.
Ulica Sienna 83/218
00-815 Warszaww
Poland

China	Guidewire Software (Beijing) Co. Ltd.
14th Floor, A Tower, Pacific Century Place
2A Workers Stadium Road North
Chaoyong District, Beijing 100027
P.R. China

United States	Millbrook, Inc.
707 Eagleview Boulevard, Ste 307
Uwchlan Township, Chester County, PA